Exhibit 15
The Allstate Corporation
2775 Sanders Road
Northbrook, IL 60062

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of The Allstate Corporation and subsidiaries for the periods ended March 31, 2018 and 2017, as indicated in our report dated May 1, 2018; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, is incorporated by reference in the following Registration Statements:

Form S-3 Registration Statement Nos.	Form S-8 Registration Statement Nos.
333-34583	333-04919
333-203757	333-16129
333-224541	333-40283
333-134242
333-134243
333-144691
333-159343
333-175526
333-175528
333-188821
333-200390
333-218343
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
May 1, 2018